UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2022
Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)

(414) 342-4680
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
COMMON STOCK, $0.01 par value per share	HOG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On February 2, 2022, Harley-Davidson, Inc. (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with H Management, LLC and certain of its affiliates (collectively, “H Partners”) regarding the appointment of an H Partners' representative to the Company’s board of directors (the “Board”) and certain related matters. The following description of the Cooperation Agreement is qualified in its entirety by reference to the Cooperation Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Pursuant to the Cooperation Agreement, the Company appointed Jared Dourdeville to the Board as a director, and Mr. Dourdeville was appointed to the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Human Resources Committee of the Board, effective as of the date of the Cooperation Agreement. Further, the Company agreed that the Company’s slate of nominees for the election of directors of the Company at the Company’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”) will include Mr. Dourdeville as a nominee.

During the period ending on the later of (i) the earlier of (x) 30 days prior to the deadline to submit director nominations for the Company’s 2023 annual meeting of shareholders (the “2023 Annual Meeting”) that are not to be included in the Company’s proxy materials for the 2023 Annual Meeting pursuant to the Company’s Articles of Incorporation and By-laws and (y) 100 days prior to the first anniversary of the 2022 Annual Meeting, and (ii) 10 days after Mr. Dourdeville (or any replacement) is no longer serving on the Board, H Partners has agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) in excess of 14.99% of the Company’s then outstanding shares of common stock, (ii) nominate or recommend for nomination any person for election to the Board, (iii) submit any proposal for consideration at, or bring any other business before, any shareholder meeting, or (iv) solicit any proxy, consent, or other authority to vote of shareholders or conduct any other referendum (including any “withhold,” “vote no,” or similar campaign) with respect to, or from the holders of, the Company’s shares.

Pursuant to the Cooperation Agreement, H Partners has also agreed to vote its shares of the Company’s common stock at the 2022 Annual Meeting (i) in favor of the slate of directors recommended by the Board, (ii) against the election of any nominee for director not approved, recommended, and nominated by the Board for election, and (iii) in accordance with the Board’s recommendation with respect to any other matter or proposal presented at any such meeting, subject to certain exceptions relating to business combination transactions. The Cooperation Agreement also includes certain confidentiality provisions and a mutual release of any and all claims between H Partners and the Company occurring or arising at any time on or prior to the date of the execution of the Cooperation Agreement.

Exhibit No.	Description
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Pursuant to the Cooperation Agreement described in Item 1.01, effective as of the date of the Cooperation Agreement, the Board appointed Jared Dourdeville as a director and appointed him to the Nominating and Governance Committee and Compensation Committee of the Board, which are the only committees of the Board to which he has been appointed to date. Mr. Dourdeville has been at H Partners since 2013.

The Company’s Director Compensation Policy is applicable to Mr. Dourdeville as a non-employee director. However, Mr. Dourdeville has elected to waive his director compensation and will not receive compensation during his Board tenure.

Item 9.01	Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Shell Company Transactions
Not applicable.
(d)	Exhibits
EXHIBIT INDEX

Exhibit	Description
10.1	Cooperation Agreement, dated as of February 2, 2022, by and among Harley-Davidson, Inc. and H Management and certain of its affiliates
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.

Date: February 3, 2022	/s/ Paul J. Krause
Paul J. Krause
Secretary